Exhibit 10.30(i)
PERSONAL EMPLOYMENT AGREEMENT
THIS AGREEMENT (“Agreement”) is made and entered into this September 25th, 2007, by and between TopSpin Medical (Israel) Ltd., of business address at 2 Yodfat St., North Industrial Zone, Lod, Israel (“Company”), and Yaron Tal (I.D. No. 058858648) of 35 Ha’anfa St., Tel Mond, Israel (“Employee”).
WHEREAS, Company wishes to engage the Employee as its President and Chief Executive Officer and the Employee wishes to serve as such, all on the terms and conditions hereinafter set forth; and
WHEREAS the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:
1.	Term

The term of this Agreement shall commence as of October 1, 2007 (the “Effective Date”) and shall continue until terminated in accordance with the provisions of Section 7 hereof (the “Term”).
2.	Position
2.1.	The Employee shall be employed by the Company (until otherwise determined by the Board of Directors of the Company) in the position of President and Chief Executive Officer of the Company, and within the framework of such position for no additional consideration, shall serve as President and Chief Executive Officer of the Company’s parent corporation, TopSpin Medical, Inc. (the “Position” and the “Parent Company”, respectively) and the Employee hereby declares that the Employee’s background, education and professional standing are commensurate with the Position and duties set forth hereunder.

2.2.	In the event that: (a) the Parent Company appoints any third party other than Employee as its President or as its Chief Executive Officer; or (b) the Employee is not appointed as member of the Board of Directors of the Parent Company and as member of the compensation committee of the Board of Directors of the Parent Company and as member of the Board of Directors of the Company by November 30, 2007, or following such appointment prior to such date said appointment is terminated, then Employee shall be entitled, within 90 days thereafter, to terminate his employment with the Company pursuant to the terms of Section 7.1 below, and such termination will be deemed to be termination of Employee’s employment by the Company.

2.3.	During Employee’s employment with Company, Employee shall have the authority, functions, duties and responsibilities, as from time to time may be stipulated by Company’s Board of Directors and subject to any applicable law. Employee shall be under the direct supervision of and comply with the directives of the Company’s Board of Directors.

2.4.	During the term of this Agreement and unless and until otherwise agreed, Employee shall be employed on a full-time basis. Excluding periods of vacation, sick leave and military reserve service to which the Employee is entitled or required, the Employee shall devote his entire business time, attention and efforts to the performance of his duties and responsibilities under this Agreement and the business and affairs of the Company. Other than the completion of one last project for his former employer, Galil Medical Ltd., the Employee shall not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Company.

2.5.	It is hereby acknowledged and agreed that the Position is a senior position and/or one which requires a special degree of trust, care and loyalty and/or is a position which does not enable the Company to supervise the work and rest hours of the Employee; therefore, the provisions of The Work and Rest Hours Law, 1951 (the “Work and Rest Hours Law”), or any law to be enacted in its place, shall not apply to Employee’s employment with Company.
3.	Employee’s Duties

Employee affirms and undertakes:
3.1.	To devote his working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of Company and to the performance of his duties with Company.

3.2.	To perform and discharge well and faithfully, with devotion, honesty and fidelity, his obligations pursuant to his Position.

3.3.	To immediately and without delay inform the Company’s Board of Directors of any affairs and/or matters that might constitute a conflict of interest with Employee’s Position and/or employment with Company.
4. Compensation
4.1.	Subject to, and in consideration of, Employee’s fulfillment of his obligations in pursuance of this Agreement, Company shall pay Employee a monthly gross salary of NIS 65,000 (Sixty Five Thousand New Israeli Shekel) (“Salary”). The Salary shall be linked to the Israeli Consumer Price Index (the “CPI”), adjusted on a quarterly basis to the CPI last published prior to the date of such adjustment. The base index for each adjustment shall be the index last published prior to the date of the preceding adjustment. The base index for the first linkage adjustment shall be the index last published prior to the Effective Date.

In no event shall such adjustment be less than in the amounts and at the levels set forth in the governmental directives published from time to time and binding on Company (Tzavei Harhava) with respect to cost-of-living increases (Tosefet Yoker).

4.2.	The Salary shall be payable in accordance with the Company’s customary payroll procedures, but not later than on the ninth (9th) day of the consecutive calendar month following the calendar month of employment to which the payment relates.

4.3.	Israeli income tax and other applicable withholdings with respect to the Salary shall be deducted from the Salary by the Company at source.
5.	Social and Fringe benefits
5.1.	Managers’ Insurance
5.1.1.	The Company shall contribute an aggregate monthly amount of up to 15.83% of the Salary as premium on a Managers’ Insurance (Bituach Menahalim) policy or other plans chosen by the Employee and approved by the Company (“Managers’ Insurance Policy”).

5.1.2.	The abovementioned contributions by the Company shall be as follows: 5% towards compensatory payments (the “Compensatory Payments Component”), 8.33%

towards severance payments (the “Severance Payments Component”), and up to 2.5% towards a disability insurance.

5.1.3.	In addition, Employee shall contribute, and for that purpose Employee hereby irrevocably authorizes and instructs the Company to deduct from his Salary at source, an aggregate monthly amount equal to 5% of the Salary to such Managers’ Insurance Policy.

5.1.4.	Employee shall bear any and all taxes in connection with amounts paid by Employee and/or Company to the Managers’ Insurance Policy pursuant to this Section 5.1.

5.1.5.	In any of event of termination of the Employee’s employment under this Agreement by the Company for any reason other than a Termination for Cause (as defined hereinafter), the Company shall provide the Employee with all sums accumulated in the Severance Payments Component and Compensatory Payments Component of the Managers’ Insurance Policy and shall deliver to Employee the relevant release letters to the insurance company and all such sums shall be on account of amounts the amounts the Employee is entitled to receive pursuant to the Severance Pay Law – 1963.
5.2.	Advanced Study Fund
5.2.1.	Company shall contribute an aggregate monthly amount equal to 7.5% of the Salary towards an advanced study fund (Keren Hishtalmut) (the “Advanced Study Fund”).

5.2.2.	Employee shall contribute, and for that purpose, Employee irrevocably authorizes and instructs Company to deduct from his Salary at source, an aggregate monthly amount equal to 2.5% of the Salary as Employee’s participation in such Advanced Study Fund.

5.2.3.	Employee shall bear any and all taxes applicable in connection with amounts payable by Employee and/or Company to the Advanced Study Fund pursuant to this Section 5.2.

5.2.4.	To the extent Employee’s Salary exceeds the recognized ceiling for contributions to the Advanced Study Fund that are exempted from taxes under the provisions of applicable law as shall be in effect from time to time (the “Advanced Study Fund Ceiling”), Employee shall have the option, to be exercised in his sole discretion, to apply the following provisions in connection with the Advanced Study Fund:
5.2.4.1.	The contributions of Company and Employee shall be calculated based on that portion of the Salary up to, but not exceeding, the Advanced Study Fund Ceiling; and

5.2.4.2.	Employee shall be entitled to an additional monthly gross payment in an amount constituting 7.5% of that portion of the Salary that exceeds the Advanced Study Fund Ceiling (the “Additional Advanced Study Fund Payment”), or, alternatively, at the option of the Employee, the Additional Advanced Study Fund Payment will be transferred to a pension fund or other saving account, on the name of the Employee.
5.2.5.	In any of event of termination of the Employee’s employment under this Agreement by the Company for any reason, the Company shall provide the Employee with all sums accumulated in the Severance Payments Component and Compensatory Payments Component of the Managers’ Insurance Policy and shall deliver to Employee the relevant release letters to the insurance company and all such sums shall be on account of amounts the amounts the Employee is entitled to receive pursuant to the Severance Pay Law – 1963.

5.3.	Annual Leave
Employee shall be entitled to an annual leave totaling , in the aggregate, 25 working days per year. Annual leave shall be taken with adequate regard to the needs of Company. Unexploited leave days may be accumulated from year to year up to a total of 50 days. Employee shall, upon termination of his employment, be entitled to redeem all unexploited leave days.
5.4.	Sick Leave

Employee shall be entitled to sick leave in accordance with the provisions of the Sickness Pay Law, 1976.

5.5.	Recreation Pay (Dmey Havra’a)

Employee shall be entitled to annual recreation pay (Dmey Havra’a) in an amount as determined in accordance with Israeli regulations as in effect from time to time with respect to such pay, but in any event with respect to not less than 10 days.

5.6.	Company Car
5.6.1.	Company shall provide Employee with a car of a make and model of Employee’s choice up to a level 5 car (“Company Car”) to be placed at Employee’s disposal, for Employee’s business and personal use in accordance with Company procedures, as in effect from time to time.

5.6.2.	Employee shall take good care of such Company Car and ensure that Company’s rules relating to Company Car, as in effect from time to time, are strictly, lawfully and carefully observed.

5.6.3.	Employee shall bear and pay all fines for any violation of law committed in connection with the use of the Company Car.

5.6.4.	The Company will bear all taxes in connection with said Company Car and the use thereof up to such amount, for tax purposes (“Shovi Shimush”), of up to NIS 5,230 per month; provided however that any such gross up (“Gilum”) payments shall not be taken into account for any social benefits whatsoever, or be deemed a component of the Employee’s salary. Any and all taxes in connection with said Company Car and the use thereof above said amount of NIS 5,230 per month shall be born by the Employee.

5.6.5.	Employee shall return Company Car to Company’s principal office upon termination of Employee’s employment with Company.
5.7.	Additional Benefits
5.7.1.	Company shall provide Employee with, and pay for the use of, a cellular phone and shall provide Employee with a laptop computer and a connection to the Internet at the Employee’s private residence, for Employee’s use in the course of performing his obligations under his Position (the “Cellular Phone”, “Laptop Computer” and “Internet Connection”, respectively).

5.7.2.	Additionally, the Company, at its own expense, shall provide the Employee with: (i) a subscription to one professional newspaper, as chosen by the Employee (the “Subscription”); and (ii) an annual comprehensive medical examination in a hospital or medical institute as customary for managers in Israel (the “Checkup”) in a hospital or clinic providing such services as decided by the Employee.

5.7.3.	The Company shall bear any and all taxes applicable to him in connection with the Cellular Phone, Laptop Computer, Internet Connection, Subscription and Checkup and/or the use thereof; provided however that any such gross up (“Gilum”) payments shall not be taken into account for any social benefits whatsoever, or be deemed a component of the Employee’s salary. Upon termination of Employee’s employment with Company, Employee shall return the Cellular Phone and Laptop Computer to

Company’s principal office and the Internet Connection shall be cancelled.
5.8.	Business Expenses

Company shall pay, and/or reimburse Employee, for those out-of-pocket business expenses incurred in connection with the performance of his duties under this Agreement, in accordance with the Company’s expense reimbursement policy, as may be in effect from time to time and provided that it is hereby agreed that the Employee shall travel in coach class for flights up to 5 hours and in business class in longer flights. The Employee hereby acknowledges that once reimbursement has been received for goods purchased by the Employee on behalf of the Company, such goods shall become the sole property of the Company.
6.	Bonuses
6.1.	By no later than 2 months following the completion of the fiscal year of the Company, the Company’s Board of Directors shall establish targets for such fiscal year (the “Bonus Targets”) linked to the Company’s work plan and budget, that if the Company together with the Parent Company achieve, will entitle the Employee to receive a bonus payment. The bonus payment to the Employee for the fiscal year in case the Bonus Targets are fully achieved shall be 6 times the monthly Salary of Employee or a higher payment determined by the Company’s Board of Directors, in their sole discretion (the “Target Bonus Amount”). The targets may be comprised of sub-targets and portions of the bonus may be allocated to each such target or sub-target, as applicable, in any proportion and whether such payments are linear to the partial achievement of a target, all as determined by the Company’s Board of Directors, in their sole discretion.

6.2.	By no later than 30 days following the public filing of the audited annual consolidated financial statements of the Parent Company, other than the audited annual consolidated financial statements of the Parent Company for the year 2007, the Company’s Board of Directors shall determine whether the Employee achieved the Bonus Targets and the bonus to which the Employee is entitled to receive as a result thereof (the “Entitled Bonus Amount”). The Company shall pay to the Employee the Entitled Bonus Amount within 3 business days following such determination.

6.3.	Notwithstanding the above, for the period commencing on the Effective Date and concluding on December 31, 2008, the Target Bonus Amount shall be 7.5 times the monthly Salary of Employee. In addition, notwithstanding the above, for the period commencing on the Effective Date and concluding on December 31, 2008, notwithstanding the actual results of the Company and Parent Company but subject to Section 6.4 below, the Employee shall receive a bonus for such period equal to at least 4.5 Salaries (the “Initial Bonus”). Within 30 days following the public filing of the audited annual consolidated financial statements of the Parent Company for the year 2007, Employee will be entitled to receive, as advance on the account of the Initial Bonus, one time payment in the amount of 1.125 Salaries (the “Advance”).

6.4.	Notwithstanding anything to the contrary herein, in the event the Employee’s employment with the Company is terminated prior to the conclusion of the fiscal year for any reason whatsoever, the Company’s Board of Directors shall determine whether the Employee achieved the Bonus Targets until the termination of the Employee’s employment, and if and to the extent the Company’s Board of Directors determines that certain Bonus Targets were fully achieved prior to such date, Employee shall be entitled to receive, within 30 days after the termination of his Employment, the bonus to which the Employee is entitled to receive as a result thereof. For the avoidance of doubt, the Employee shall not be entitled to receive any other bonus or any portion thereof for such fiscal year. Notwithstanding the above: (i) in the event the Company terminates Employee’s employment with the Company for any reason other than Termination for Cause prior to December 31, 2008, Employee shall be entitled to the respective portion of the Initial Bonus (to be calculated as the pro rata portion of the period of employment until termination of employment from the entire period from the Effective Date and until September 30, 2008), minus the Advance, if any and (ii) in the event the Company terminates Employee’s employment with the Company Termination for Cause or Employee terminates his employment with the Company prior to December 31, 2008, Employee shall not be entitled to any bonus. .
7.	Termination

This Agreement may be terminated in accordance with the following provisions:
7.1.	Until the conclusion of the twelve (12) month anniversary of the Effective Date (the “Initial Period”), either party may furnish the other party, at any time and for any reason, with a written notice that Employee’s employment shall be terminated (the “Termination Notice”) effective upon the completion of a four-month period commencing on the date of the Termination Notice. Following the conclusion of the Initial Period, either party may furnish the other party, at any time and for any reason, with a Termination Notice effective upon the completion of a six-month period commencing on the date of the Termination Notice (the period from the date of the Termination Notice until the termination of the employment shall be referred to as the “Notice Period”). The Termination Notice shall set forth both the date on which said notice is being furnished and the date on which the Termination Notice shall be effective.

7.2.	Employee shall remain an employee of Company during the Notice Period. To the extent so required by the Company, Employee shall continue the course of his employment with Company, unless Company waives Employee’s services, during the first half of the Notice Period. For the avoidance of doubt, it is hereby agreed that Employee’s service to the Company during the second half of the Notice Period is hereby waived, and, during said second half of the Notice Period Employee shall be entitled to be engaged by any third party, subject only to the provisions of this Agreement, including Section 9 hereto.

7.3.	The provisions of Section 7.2 above notwithstanding, Company, by furnishing a notice to Employee, shall be entitled to terminate his employment with Company with immediate effect at any time during the Term where said termination is a Termination for Cause. In the event of such termination, in addition to any other remedy available to the Company, Employee shall not be entitled to severance pay.

7.4.	As used in this Agreement, the term “Termination for Cause” shall mean termination of Employee’s employment with Company as a result of the occurrence of (a) a serious breach of trust, including but not limited to theft, embezzlement, conviction of a felony or of any crime involving moral turpitude or self-dealing; (b) a willful failure to adhere to or comply with directives of the Board of Directors; (c) a material breach of Section 8, 9 or 10 of this Agreement by the Employee, provided however, that if such material breach is rectifiable, it is not rectified within 7 business days after the Employee receives written notice from the Company detailing the Board’s intention to terminate Employee’s employment if such loss or damage is not rectified or recovered within such period; (d) any willful act of the Employee resulting in material loss to the Company or the Parent Company which, if rectifiable, is not rectified within 14 business days after the Employee receives written notice from the Company detailing the Board’s intention to terminate Employee’s employment if such loss or damage is not rectified or recovered within such period; or (e) any of the events provided for in Sections 16 and 17 of the Severance Pay Law, 1963.
8.	Proprietary Information and Confidentiality
8.1.	Employee is aware that in the course of his employment with Company during the Term and/or in connection therewith, Employee will have access to, and be entrusted with, technical, proprietary, sales, legal, financial, and other data and information with respect to the affairs and business of the Company, its affiliates, customers and suppliers, all of which data and information, whether documentary, written, oral or computer generated, shall be deemed to be, and referred to as “Proprietary Information”, which, by way of illustration but not limitation, shall include trade and business secrets, mask works, processes, patents improvements, ideas, inventions (whether reduced to practice or not), techniques, products, technologies (actual or planned), financial statements, marketing plans, strategies, forecasts, customer and/or suppliers lists and/or relations, research and development activities, source and object codes, formulas, data, know-how, designs, discoveries, models, vendors, computer hardware and software, drawings, programs, other works of authorship, operating procedures, pricing methods, marketing strategies, future plans, dealings and transactions, Inventions (as defined below), except for such information: (i) which is now, or hereafter becomes, available in the public domain or is generally known, or hereafter becomes known, in the industry through no fault on the part of Employee; or (ii) Employee is compelled by court or government action pursuant to applicable law to disclose such information, provided, however, that Employee gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided that in the event that such protective order or other remedy is not obtained, the Employee shall furnish only that portion of the Proprietary Information which is legally required, and shall exercise all efforts required to obtain confidential treatment for such information.

8.2.	Employee agrees and declares that all Proprietary Information, patents and/or patent applications, copyrights and other intellectual property rights in connection therewith, are and shall remain the sole property of Company and its assigns.

8.3.	At all times, during the Term and upon its expiration thereafter, Employee shall keep in confidence and trust all Proprietary Information, and any part thereof, and will not use or disclose and/or make available, directly or indirectly, to any third party any Proprietary Information without the prior written consent of Company, except and to the extent as may be necessary in the ordinary course of performing Employees’ duties pertaining to the Company and except and to the extent as may be required under any applicable law, regulation, judicial decision or determination of any governmental entity.

8.4.	Without derogating from the generality of the foregoing, Employee agrees as follows:
8.4.1.	He will not copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use whatsoever of the Proprietary Information, or any party thereof, without the prior written consent of Company, except as may be necessary in the performance of his duties pertaining to the Company;

8.4.2.	He shall exercise the highest degree of care in safeguarding the Proprietary Information against loss, theft or other inadvertent disclosure and will take all reasonable steps necessary to ensure the maintaining of confidentiality;

8.4.3.	He shall not enter into the data bases of Company for any purpose whatsoever, including, without limitation, review, download, insert, change, delete and/or relocate any information, except as may be necessary in the performance of his duties pertaining to the Company;

8.4.4.	Upon termination of his employment, and/or as otherwise requested by Company, he shall promptly deliver to Company all Proprietary Information. For the removal of doubt, it is hereby clarified that Employee shall be entitled to keep copies of corporate documents signed by him and which relate to his rights, including without limitation, his rights as an employee of the Company and/or as director of the Company and/or as shareholder and/or holder of options in the Parent Company.
8.5.	Employee undertakes not to disclose to the Company any confidential information of any third party, including, without limitation, any confidential information of his former employer, Galil Medical Ltd. The Company acknowledges Employee is subject a confidentiality agreement regarding confidential information of his former employer, Galil Medical Ltd.

8.6.	The provisions of this Section 8 shall survive termination of this Agreement and shall remain in full force and effect thereafter.
9.	Non-Competition and Non-Solicitation
9.1.	Employee hereby covenants that throughout the Term and for a period of twelve (12) months following the effective date of termination of Employee’s employment howsoever arising thereafter, Employee will not:
9.1.1.	Engage in any capacity whatsoever, whether independently or as an employee, consultant or otherwise, through any corporate body and/or with or through others, in any activity competing directly with the products and technologies of the Company and its affiliates, as same have existed and shall exist from time to time during the Term.

9.1.2.	Whether on his own account and/or on behalf of others, in any way interfere with and/or endeavor to entice away, or offer or solicit for the purpose of so interfering and/or enticing away, from Company, the Parent Company or any entity held by any of them (collectively, “Related Company”), any person, firm or company with whom the Related Company shall have any contractual and/or commercial relationship as an employee, consultant, licenser, joint venturer, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on, or within the twelve (12) months prior to, the effective date of termination of Employee’s employment with Company.
10.	Inventions
10.1.	Employee agrees to promptly and from time to time fully inform and disclose to Company all inventions, developments, designs, improvements and discoveries which Employee may have during the Term which pertain to or relate to Company or to any experimental work performed by Company, whether conceived by Employee alone or with others and whether or not conceived during regular working hours (“Inventions”).

10.2.	All Inventions, and any and all rights, interests and title therein, including the droit moral therein, shall be the exclusive property of Company and the Employee hereby transfers and assigns in whole to the Company any and all of his rights, title and interest in any and all Inventions.

10.3.	In the event that by operation of law, any Invention shall be deemed Employee’s, the Employee hereby assigns and shall in the future take all the requisite steps (including by way of illustration only, signing all appropriate documents) to assign to Company and/or its designee any and all of his foregoing rights, titles and interests, on a worldwide basis and hereby further acknowledges and shall in the future acknowledge Company’s full and exclusive ownership in all such Inventions. To the extent necessary, Employee shall, during the Term or at any time thereafter, execute all documents and take all steps necessary to fully effectuate the assignment to Company and/or its designee and/or assist Company to obtain the exclusive and absolute rights, title and interests in and to all Inventions, whether by the registration of patent, trade mark, trade secret and/or any other applicable legal protection, provided however that in the event Employee is requested to take any of the aforesaid actions subsequent to the termination of this Agreement, Employee be reasonably compensated for his time and effort in so doing. This provision shall apply with equal force and effect to all items that may be subject to copyright or trademark protection.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement and shall be and remain in full force and effect at all times thereafter.

11.	Directors and Officers Insurance
11.1.	Company shall ensure that the Employee is covered from and against any and all liabilities which the Employee may incur in the performance of his duties hereunder, to the maximum extent permitted by law, in accordance with an Indemnity Agreement in the form customary in the Company or the Parent Company. In the event that such Indemnity Agreement is terminated the Employee shall be entitled to terminate his employment with the Company pursuant to the terms of Section 7.1 below, and such termination will be deemed to be termination of Employee’s employment by the Company

11.2.	The Company shall ensure that the Employee will be insured under the Directors and Officers liability insurance policy to be maintained by the Company or the Parent Company for its office holders at its sole cost and expense. In the event that such insurance is terminated the Employee shall be entitled to terminate his employment with the Company pursuant to the terms of Section 7.1 below, and such termination will be deemed to be termination of Employee’s employment by the Company.
12.	General Provisions
12.1.	For the purpose of Sections 8 to 10 of this Agreement, the term “Company” shall mean the Company, the Parent Company, and/or any affiliate of the Parent Company, as applicable.

12.2.	Except as specifically set forth herein, Employee shall bear any and all taxes applicable in connection with any benefits provided to Employee under this Agreement.

12.3.	Either party’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent said party thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

12.4.	Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

12.5.	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel, without regard to the principles of conflict of laws thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court of Tel Aviv-Jaffa District.

12.6.	This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matters hereof, and supersedes all prior agreements and understandings between the parties with respect thereto.

12.7.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.

12.8.	The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

12.9.	This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties or their duly authorized representatives.
IN WITNESS WHEREOF, the parties hereto have hereby duly executed this Agreement on the day and year first set forth above.

/s/ Neil Cohen /s/ Eyal Kolka	/s/ Yaron Tal

TopSpin Medical (Israel) Ltd.	Yaron Tal
By: Neil Cohen & Eyal Kolka
Title: Director & CFO and
Senior VP of Business Development